Exhibit (a)(1)(J)

Mobileye Announces Receipt of Israel Tax Authority Ruling

and Further Extension of Cash Tender Offer

JERUSALEM, Israel – July 14, 2017 – (NYSE: MBLY) – Mobileye N.V. (“Mobileye” or the “Company”), the global leader in Advanced Driver Assistance Systems and autonomous driving technologies, today announced that the Israel Tax Authority has issued an acceptable tax ruling with respect to the tax treatment of the potential asset sale, liquidation and second step distribution contemplated in connection with the all cash tender offer to purchase all of the outstanding ordinary shares of Mobileye by Intel Corporation (“Intel”). The tender offer is being made pursuant to the Purchase Agreement, dated as of March 12, 2017, by and among Mobileye, Intel and Cyclops Holdings, Inc., a wholly owned subsidiary of Intel that was later converted to Cyclops Holdings, LLC (“Cyclops”) (the “Purchase Agreement”). Cyclops filed a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”) on April 5, 2017 (as amended and supplemented, the “Schedule TO”).

As a result of receipt of the tax ruling and the adoption of certain shareholder resolutions at the general meeting of Mobileye shareholders in June, the minimum number of Mobileye shares that must be validly tendered and not withdrawn prior to the expiration of the tender offer (including any extensions) (the “Expiration Time”) has been lowered from 95 percent to 67 percent of outstanding Mobileye shares (the “Minimum Condition”). Withdrawal rights will terminate following the Expiration Time. Mobileye shareholders who have already tendered their Mobileye shares in the tender offer but whose willingness to tender is affected by the lower threshold for the Minimum Condition should withdraw their Mobileye shares from the tender offer immediately but in any event before the Expiration Time.

In connection with the receipt of the tax ruling and the lowering of the Minimum Condition, Mobileye also announced that it and Intel have agreed that Cyclops will extend the offering period of the tender offer. The tender offer, which was previously set to expire at 5:00 p.m., New York City time, on July 20, 2017, is now scheduled to expire at 5:00 p.m., New York City time, on July 28, 2017, unless the tender offer is extended or earlier terminated, in either case pursuant to the terms of the Purchase Agreement. The transaction is currently expected to close during the third quarter of 2017.

Mobileye shareholders who have already tendered and not withdrawn their ordinary shares of Mobileye do not have to re-tender their shares or take any other action as a result of the extension of the expiration date of the tender offer.

In addition to satisfaction of the revised Minimum Condition, completion of the tender offer remains subject to additional conditions described in the Schedule TO, including the receipt of regulatory approval from the Korean Fair Trade Authority. The tender offer will continue to be extended until all conditions are satisfied or waived, or until the tender offer is terminated, in either case pursuant to the terms of the Purchase Agreement and as described in the Schedule TO.

Intel has publicly announced that, as promptly as practicable following the Expiration Time and

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during the subsequent offering period, it intends to cause Mobileye to be converted from a public limited liability company (naamloze vennootschap or N.V.) to a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid or B.V.) under Dutch law (the “Conversion”). The Conversion could occur as soon as one day after the Expiration Time. Mobileye shareholders should be aware that following the Conversion, Mobileye shares held in registered form may only be transferred by way of a notarial deed executed by a Dutch notary (as more fully described in the Schedule TO). Fees for execution of a Dutch notarial deed for the transfer of Mobileye shares can be expected to be between EUR 2,000 and EUR 5,000 for each such Dutch notarial deed executed by a Dutch notary. Mobileye shareholders can avoid the time and cost associated with the requirement of Dutch notarial deeds by tendering their Mobileye shares prior to the Expiration Time.

Mobileye shareholders should also be aware that pursuant to the further amended Mobileye articles of association to go into effect when Mobileye shares are delisted from the NYSE (which was approved at the Mobileye shareholder meeting on June 13, 2017) (the “Delisting Amendment”), Mobileye shares acquired after the effectiveness of the Delisting Amendment and the delisting of Mobileye shares from the NYSE (including during the subsequent offering period if the Delisting Amendment becomes effective during that period) will be subject to certain transfer restrictions, including the requirement that the Mobileye board approve any such transfer (as more fully described in the Schedule TO). If the Delisting Amendment becomes effective during the subsequent offering period, Mobileye shares could be delisted from the NYSE as soon as the twentieth day after the Expiration Time. Mobileye shareholders can avoid such restrictions on the transferability of their Mobileye shares by tendering their Mobileye shares prior to the Expiration Time.

About Mobileye

Mobileye N.V. is the global leader in the development of computer vision and machine learning, data analysis, localization and mapping for Advanced Driver Assistance Systems and autonomous driving. The Company’s technology keeps passengers safer on the roads, reduces the risks of traffic accidents, saves lives and has the potential to revolutionize the driving experience by enabling autonomous driving. The Company’s proprietary software algorithms and EyeQ® chips perform detailed interpretations of the visual field in order to anticipate possible collisions with other vehicles, pedestrians, cyclists, animals, debris and other obstacles. The Company’s products are also able to detect roadway markings such as lanes, road boundaries, barriers and similar items; identify and read traffic signs, directional signs and traffic lights; create a Roadbook™ of localized drivable paths and visual landmarks using REM™; and provide mapping for autonomous driving. The Company's products are or will be integrated into car models from more than 25 global automakers. The Company's products are also available in the aftermarket.

Additional Information and Where to Find It

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Mobileye or any other securities. A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, has been filed with the SEC by Intel and one or more of its subsidiaries and a solicitation/recommendation statement on Schedule 14D-9, has been filed with the SEC by Mobileye. The offer to purchase all of the issued and outstanding ordinary shares of Mobileye will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the tender offer statement on Schedule TO, in each case as amended

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from time to time. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS OF MOBILEYE ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov, at the transaction website (http://intelandmobileye.transactionannouncement.com), or by directing such requests to D.F. King & Co., Inc., the information agent for the tender offer, toll free at (800) 966-9021 (for shareholders) or collect at (212) 269-5550 (for banks and brokers).

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These statements are only predictions based on the Company’s current expectations and projections about future events. You should not place undue reliance on these statements. Many factors may cause actual results to differ materially from any forward-looking statement, including the risk factors and other matters set forth in the Company’s filings with the SEC, including its Annual Report on Form 20-F for the year ended December 31, 2016. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

Company Contact:

Dan Galves

CCO / SVP

dan.galves@mobileye.com

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